Exhibit 3.32

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF SEITEL SOLUTIONS, LTD.

A Texas Limited Partnership

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of SEITEL SOLUTIONS, LTD. (the “Partnership”) is entered into effective as of July 2, 2004 by and between SEITEL SOLUTIONS, INC., a Delaware corporation (the “General Partner”), and SEITEL SOLUTIONS, LLC., a Delaware limited liability company (the “Limited Partner”).

WHEREAS, the Partnership was formed as a Texas limited partnership by and between Seitel Delaware, Inc as the General Partner and Seitel Data Corp., as the Limited Partner (collectively the “Partners”) entered into the Agreement of Limited Partnership, dated as of September 11, 2000 (the “Partnership Agreement”) pursuant to the Texas Revised Limited Partnership Act, Article 6132a-1 of the Texas Revised Civil Statutes Annotated, as amended (the “Act”), pursuant to and in accordance with the terms and provisions of this Agreement;

WHEREAS, on March 26, 2001, pursuant to the Amendment to Agreement of Limited Partnership of SEITEL SOLUTIONS, LTD., entered into by the General Partner, there was a transfer of ownership interest of the limited partnership to SEITEL SOLUTIONS, INC., a Delaware corporation (the “General Partner”) and SEITEL SOLUTIONS, LLC., a Delaware limited liability company (the “Limited Partner”).

WHEREAS, this Amended and Restated Partnership Agreement, which restates and further amends the Partnership Agreement as heretofore amended, is made and entered into pursuant to the order of the United States Bankruptcy Court for the District of Delaware in the case styled: In re: Seitel, Inc. et al. No. 03-12227 (PJW) and the Debtors’ Third Amended Joint Plan of Reorganization confirmed therein in connection with the reorganization of the Partnership under title 11 of the Bankruptcy Code and in accordance with the Texas Revised Limited Partnership Act (the “Act”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Formation, Name and Commencement.

(a) On the filing of a Certificate of Limited Partnership with the Secretary of State of Texas, the Partners do hereby form, and confirm the formation of, a limited partnership (the “Partnership”) pursuant to the Act. The rights and liabilities of the Partners shall, except as may be hereinafter expressly stated to the contrary, be as provided for in the Act.

(b) The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, SEITEL SOLUTIONS, LTD., or such modifications or variations thereof as the General Partner may determine from time to time.

(c) The registered office of the Partnership in the State of Texas shall be at such places as the General Partner may designate from time to time. The name of the registered agent and the address of the registered office of the Company as set forth in the Articles of Organization of the Company is The Corporation Trust Company located at 1021 Main Street, Suite 1150, Houston, TX 77002. The General Partner in the manner provided by applicable law may change such registered office and registered agent from time to time. The principal office of the Company shall be at 10811 S. Westview Circle Dr., Suite 100, Bldg. C, Houston, Texas 77043, but substitute or additional places of business may be established at such other locations as may, from time to time, be determined by the General Partner, which need not be in the State of Texas, and the Partnership shall maintain records there as required by Section 1.07 of the Act.

(d) The Partnership shall be effective upon the filing of a certificate with the Secretary of State of the State of Texas and shall remain effective for a period of not less than thirty (30) years or until the date the Partnership is dissolved pursuant to any provisions of this Agreement and is subsequently terminated.

2. Purposes and Powers.

(a) The Partnership is formed for the purpose of conducting and transacting any and all lawful business that may be conducted and transacted by a limited partnership created pursuant to the Act.

(b) The Partnership purposes may be accomplished by taking any action that is permitted under the Act.

3. Contributions and Loans.

(a) By execution of this Agreement, the Partners hereby agree to contribute to the capital of the Partnership the dollar amounts set forth next to each Partner’s name on Exhibit A attached hereto in exchange for their interest in the Partnership.

(b) Neither the General Partner nor the Limited Partner shall have any obligation to make any further contributions to the Partnership other than as may be specifically required pursuant to the terms of the Act or any other legal requirement.

(c) The Limited Partner and the General Partner shall have the right, but not the obligation, to extend loans to the Partnership at the request of the General Partner upon such terms and conditions as may be agreed to between the lending Partner and the Partnership. The General Partner shall have the full and exclusive authority in determining whether borrowed funds are required for the continued operation of the Partnership and negotiating the terms and conditions of any loans obtained by the Partnership from the General Partner or the Limited Partners. Nothing contained in this Section 3(c) shall imply that any of the Partners has any liability or obligation whatsoever to loan any funds to the Partnership at any time.

4. Management of the Partnership. Subject to the limitations imposed upon it at law, the General Partner (i) shall have full, exclusive and complete authority and discretion to manage and control, and shall make all decisions affecting, the Partnership’s business; (ii) shall have full authority to effectuate the purposes of the Partnership and to take any action required, permitted or authorized pursuant to the terms of this Agreement; and (iii) shall have full power to exercise all rights and powers generally inferred or conferred by law in connection therewith. Except as may be required by the Act or other applicable law, the interest of the Limited Partner in the Partnership does not include any voting rights whatsoever. In furtherance of the management rights granted to the General Partner herein, the General Partner shall have the power to appoint any one or more of the following officers of the Partnership, who shall be employees of the Partnership and who shall have the powers and duties set forth below:

(a) Number. Titles and Term of Office. The officers of the Partnership shall be a President, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer, a Secretary and such other officers as the General Partner may from time to time appoint. Each officer shall hold office until his or her successor shall be duly appointed or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. The same person may hold any number of offices.

(b) Salaries. The salaries or other compensation of the officers of the Partnership shall be fixed from time to time by the General Partner.

(c) Removal. Any officer appointed by the General Partner may be removed at any time, either with or without cause, by the General Partner. Appointment of an officer shall not of itself create contract rights.

(d) Vacancies. Any vacancy occurring in any office of the Partnership may be filled by the General Partner.

(e) Powers and Duties of the President. Subject to the control of the General Partner, the President shall have general executive charge, management and control of the properties, business and operations of the Partnership with all such powers as may be reasonably incident to such responsibilities; he or she may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Partnership; and shall have such other powers and duties as from time to time may be assigned to him or her by the General Partner.

(f) Vice Presidents. In the absence of the President, or in the event of his or her inability or refusal to act, a Vice President designated by the General Partner shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the General Partner may from time to time prescribe.

(g) Treasurer. The Treasurer shall have responsibility for the custody and control of all the funds of the Partnership, and he or she shall have such other powers and duties as from time to time may be assigned to him or her by the General Partner. He or she shall perform all acts incident to the position of Treasurer, subject to the control of the President and the General Partner.

(h) Assistant Treasurers. Each Assistant Treasurer shall have the usual powers and duties pertaining to such office, together with such other powers and duties as from time to time may be assigned to him or her by the President or the General Partner. The Assistant Treasurers shall exercise the powers of the Treasurer during that officer’s absence or inability or refusal to act.

(i) Secretary. The Secretary shall keep all partnership records of the Partnership in books provided for that purpose; he or she shall attend to the giving and serving of all notices; he or she shall have charge of the partnership interest transfer books and ledgers, and such other books and papers as the General Partner may direct, all of which shall at all reasonable times be open to inspection of the General Partner; he or she shall have such other powers and duties as from time to time may be assigned by the General Partner; and he or she shall in general perform all acts incident to the office of Secretary, subject to the control of the President and the General Partner.

(j) Assistant Secretaries. Each Assistant Secretary shall have the usual powers and duties pertaining to such office, together with such other powers and duties as from time to time may be assigned to him or her by the President or the General Partner. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

(k) Officers of General Partner. Although a person may serve in both capacities, the officers of the Partnership are and shall be separate and distinct from the corporate officers of the General Partner.

5. Allocations and Distributions.

(a) Except as may otherwise be required by the Internal Revenue Code (the “Code”) and corresponding Treasury Regulations (“Regulations”), for each fiscal year of the Partnership, the income, gains, losses, deductions and credits of the Partnership shall be allocated among the General Partner and the Limited Partner as follows:

General Partner    1%

Limited Partner    99%

(b) Distributions of funds or other property from the Partnership (other than liquidating distributions) shall be made at such times and in such amounts as may be determined by the General Partner in the exercise of its sole discretion in the following proportions:

General Partner    1%

Limited Partner    99%

Liquidating distributions shall be made according to capital account balances of the Partners (which capital accounts shall be kept by the General Partner).

(c) It is intended that the allocations and distributions of the Partnership comply with all requirements of the Code and corresponding Regulations.

6. Fiscal Matters.

(a) The Partnership’s fiscal year shall be the calendar year. The General Partner may at the Partnership’s expense engage accountants to keep and audit the books and records of the Partnership, prepare tax returns, and perform other accounting services for the Partnership.

(b) All funds of the Partnership shall be deposited in its name, in the name of the General Partner or under any assumed name of the Partnership in an account or accounts maintained at a national or state bank. Checks shall be drawn upon the Partnership and shall be signed by any authorized agent or officer of the General Partner.

(c) The General Partner shall cause to be prepared and filed all tax returns and statements, if any, which must be filed on behalf of the Partnership with any taxing authority, and shall submit copies of all such returns and statements to the Partners. The General Partner shall be the tax matters partner.

7. General Partner.

(a) The General Partner shall manage, or cause to be managed, the Partnership affairs in a prudent and businesslike manner, but shall have no liability or obligation to the Limited Partner or the Partnership for any decision made or action taken in connection with the discharge of its duties hereunder if such decision or action is made or taken in good faith, irrespective of whether the same be reasonably prudent or whether bad judgment or negligence (excluding gross negligence, fraud or bad faith) was exercised or involved in connection therewith.

(b) No person, firm or corporation dealing with the Partnership shall be required to inquire into, or obtain any consents or other documentation as to, the authority of the General Partner to take any action permitted by this Agreement or to exercise any such rights or powers.

(c) The General Partner, and all officers of the General Partner or the Partnership, shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs (including, without limitation, the cost of litigation and reasonable attorneys’ fees), damages and causes of action of any nature whatsoever arising out of or incidental to the management of the Partnership affairs, except where the claim at issue is based upon:

(i)	the proven gross negligence or willful misconduct of the indemnified party; or

(ii)	the proven breach by the indemnified party of any material provision of this Agreement.

The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies and recourses to which the indemnified parties described herein shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

8. Limited Partner.

(a) The Limited Partner shall not be:

(i)	except as may be required by the Act or other applicable law, entitled to vote on any subject matter or decision regarding or affecting the Partnership or the business of the Partnership, including, without limitation, any decision regarding the admission of additional Limited Partners or regarding amendments to this Agreement;

(ii)	personally liable for any of the debts or losses of the Partnership (except as expressly otherwise provided by the terms of the Act);

(iii)	allowed to take part in the management or control of the Partnership business, or to sign for or bind the Partnership;

(iv)	entitled to be paid, in its capacity as Limited Partner, any salary or to have a Partnership drawing account;

(v)	entitled to a partition of any Partnership properties, notwithstanding any other provision or law to the contrary; or

(vi)	entitled to a return of its capital contributions except to the extent, if any, that distributions made pursuant to the terms of this Agreement or upon the dissolution of the Partnership may be considered as such by law, and then only to the extent provided in this Agreement and permitted by the Act.

(b) The Limited Partner may not sell, assign, convey, transfer, pledge or hypothecate, by operation of law or otherwise, its interest in the Partnership without the prior written approval of the General Partner acting in its sole discretion. No transfer or attempted transfer of all or any portion of a Limited Partner’s interest in the Partnership in violation of the foregoing provisions shall be valid, and the Limited Partner agrees with the Partnership that the Partnership shall not be required to transfer the Limited Partner’s ownership interest in the Partnership on the books of the Partnership or recognize any rights of any purported transferee, if such transfer or attempted transfer is in violation of the provisions of this Agreement.

9. Dissolution and Liquidation.

(a) Unless the Partnership is reconstituted in accordance with the terms of the Act, the Partnership shall dissolve and its affairs shall be wound up on the first to occur of the following:

(i)	the express written consent of the General Partner;

(ii)	the sale or other disposition of all or substantially all of the Partnership’s assets;

(iii)	the bankruptcy, withdrawal or dissolution of the General Partner;

(iv)	the occurrence of any other circumstance, which by law would require that the Partnership be dissolved; or

(v)	in any event, the expiration of thirty (30) years from the date of this Agreement.

(b) Upon the dissolution of the Partnership, the General Partner or, in the event that the dissolution of the Partnership is caused by the General Partner, any other person selected by the Limited Partner shall act as a liquidating trustee (hereinafter referred to as the “Liquidating Trustee”) and immediately proceed to terminate the business of the Partnership. The assets of the Partnership which shall be attempted to be sold prior to the final liquidating distribution and the assets of the Partnership which shall be distributed in kind as a part of the final liquidating distribution shall be determined by the Liquidating Trustee. The net proceeds from the sale of the assets of the Partnership and all remaining unsold assets of the Partnership shall be applied or distributed by the Liquidating Trustee in the following order of priority:

(i)	in payment of all liabilities of the Partnership to creditors other than to Partners;

(ii)	in payment of any loans which have been made to the Partnership by any Partner;

(iii)	to the Partners according to the positive balances in their capital accounts.

10. Miscellaneous.

(a) This Agreement and the obligations of the General Partner and the Limited Partner hereunder shall be governed by and construed in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle which might refer such construction to the laws of another state.

(b) This Agreement and all the terms, provisions and conditions hereof shall be binding upon and shall inure to the benefit of the General Partner and the Limited Partner, and their respective legal representatives, successors and assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Section 8(b) hereinabove.

(c) This Agreement contains the entire agreement between the General Partner and the Limited Partner relating to the subject matter hereof, and all other agreements relative hereto which are not contained herein are terminated.

(d) Except as may be otherwise explicitly provided herein, amendments, variations, modifications or changes herein may be effective and binding upon the General Partner and the Limited Partner by, and only by, setting the same forth in a document duly executed and consented to by the General Partner and mailed to the Limited Partner, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Partner.

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WITNESS THE EXECUTION hereof, as of the date and year first above written.

GENERAL PARTNER:

SEITEL SOLUTIONS, INC., a Delaware corporation

/s/ Kevin P. Callaghan

Kevin P. Callaghan, Director and President

LIMITED PARTNER:

SEITEL SOLUTIONS, LLC, a Delaware limited liability company

By its Sole Member

SEITEL SOLUTIONS, INC. a Delaware corporation

/s/ Kevin P. Callaghan

Kevin P. Callaghan, Director and President

EXHIBIT A

Partner	Capital Contribution	Interest in Partnership

Seitel Solutions, Inc.	$10.00	1%

Seitel Solutions, LLC	$990.00	99%

	$1,000.00	100%